EXHIBIT 99.1

For Immediate Release

The Coast Distribution System Inc. Reports Full Year 2010 Profit on 5.2 Percent Sales Growth

MORGAN HILL, Calif., March 31, 2011 — The Coast Distribution System, Inc. (NYSE Amex: CRV), one of North America’s largest aftermarket suppliers of replacement parts, accessories and supplies for the recreational vehicle (RV), boating and outdoor recreation industries, today reported financial results for the full year and fourth quarter ended Dec. 31, 2010, highlighted by a modest improvement in net earnings on a 5.2 percent increase in net sales for the year.

Year Ended December 31, 2010 vs. 2009

Net income increased to $152,000, or $0.03 per diluted share, in 2010 from $99,000, or $0.02 per diluted share, in 2009. This increase was primarily attributable to a rise in net sales of $5.4 million, or 5.2 percent, to $108.6 million in 2010, from $103.2 million in 2009; a nearly $0.2 million increase in gross profits; and a reduction in selling, general and administrative (SG&A) expenses of $0.2 million, or 1.2 percent, to $18.3 million in 2010. The reduction in SG&A expenses followed a reduction of $8.0 million, or 30.1 percent, in 2009.

The increase in net sales was primarily due to the replenishment of inventories by Coast’s customers in the first half of 2010 in preparation for the summer selling season and an increase in sales of air conditioners in the second half of the year, as a result of a change in supplier relationships within the RV market. The increase in gross profits was attributable to the increase in sales. Gross margin declined to 18.1 percent in 2010 from 18.8 percent in 2009, due primarily to a change in the sales mix, increased freight-in costs, and selected price reductions in response to increased price competition. The reduction in SG&A expenses in 2010 was attributable to continued cost savings measures begun in 2008 and 2009, which was offset in part by a partial reversal, effective July 1, 2010, in the Company-wide 10-percent pay reduction implemented in 2009. Interest expense decreased primarily as a result of a reduction in the average amount of outstanding bank borrowings and lower interest rates in 2010 as compared to 2009.

Higher net sales and the reductions in SG&A and interest expense combined to increase pre-tax earnings by $0.4 million, or 179 percent, in 2010 from $0.2 million in 2009. This increase was partially offset by a $0.3 million increase in the provision for income taxes, to $0.4 million in 2010, from $0.1 million in 2009, which accounted for the more modest increase in net earnings in 2010.

Fourth Quarter 2010 vs. 2009

Despite a 2.0 percent increase in sales, Coast incurred a net loss of $1.7 million, or $0.38 per diluted share, on net sales of $17.6 million in the fourth quarter of 2010, compared to a net loss of $1.1 million, or $0.24 per diluted share, on net sales of $17.3 million in the same quarter of 2009. The higher loss was the result of a lower gross margin combined with an increase in operating expenses and a higher tax rate.

Gross margin decreased to 11.9 percent in the 2010 fourth quarter from 13.7 percent in the same quarter of 2009, primarily as a result of increases in sales of lower-margin air conditioners, higher freight-in costs and selected price reductions. SG&A expenses increased by $0.3 million, or 7.2 percent, in the 2010 fourth quarter, due primarily to increased stock-based compensation expense and the reversal of the Company-wide 10 percent pay reduction noted above.

“As expected, our financial results for the fourth quarter reflected the ongoing recessionary forces impacting our industry, including high levels of unemployment, reduced availability of consumer credit, and lower consumer confidence,” said Coast’s Chief Executive Officer Jim Musbach. “While these conditions persisted through the quarter, we were able to generate modest sales growth, though at the expense of gross margins as a result of increased sales of lower-margin products and our deliberate decision to take targeted price reductions to remain competitive in our markets. As we work through the continuing economic conditions that have been adversely affecting consumers’ purchases and use of RVs and boats, we continue to maintain tight control over our expenses. As I mentioned last quarter, we continue to look for areas of potential savings, including financing and rent costs. This effort has resulted in the recent reduction in our corporate space, which we expect will offer significant reductions in rent expense in the future.”

The Coast Distribution System / Page 3 of 3

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North America’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV), pleasure boat and outdoor recreation markets. Coast supplies more than 11,000 products through 17 distribution centers located in the United States and Canada. Most of Coast’s customers consist of independently owned RV and marine dealers, supply stores and service centers. Coast is a publicly traded company, and its shares are listed on the American Stock Exchange under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and, because our business is subject to a number of risks and uncertainties, our actual operating results and financial condition in the future may differ, possibly significantly, from the future financial performance and financial condition expected at the current time. Those risks and uncertainties include the possible occurrence of the following conditions or circumstances which could cause declines in our sales and operating results: Declines in discretionary income and loss of confidence among consumers regarding economic conditions, a tightening in the availability of and increases in the cost of consumer credit, increases in the costs of and shortages in the supply of gasoline, and unusually severe or extended winter weather conditions, which affect the willingness and ability of consumers to purchase and use RVs and boats and, therefore, their need for and willingness to purchase the products we sell. Moreover, the recent economic recession and credit crisis may have longer term consequences for our business and future financial performance, because they (i) have caused the closure or bankruptcies of a large number of RV and boating dealers which could significantly reduce the number of aftermarket customers who purchase products from us in the future; and (ii) may lead to changes in consumer spending and borrowing habits that could extend well beyond the economic recovery and, therefore, could result in longer term declines in purchases and the usage of RVs and boats by consumers and, consequently, also in their purchases of the products we sell. Additional risks include, but are not limited to, our dependence on bank borrowings to fund a substantial amount of our working capital requirements, which can make us more vulnerable to downturns in economic conditions; increases in price competition within our markets that could reduce our margins and, therefore, our earnings; and our practice of obtaining a number of our products from single-manufacturing sources, which could lead to shortages in the supply of products to us in the event any of our single source suppliers were to encounter production or other problems or terminate their product supply arrangements with us.

These risks and uncertainties, as well as other risks, are more fully described in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which will be filed with the Securities and Exchange Commission on March 31, 2011, and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above referenced 2010 Annual Report whether as a result of new information, future events or otherwise, except as may be required by law or the rules of the American Stock Exchange.

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Contacts:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Jeff Tryka, CFA

Lambert, Edwards & Associates

616-233-0500 / jtryka@lambert-edwards.com

THE COAST DISTRIBUTION SYSTEM, INC.

Condensed Consolidated Statements of Operations for the

Fourth Quarter and Year Ended December 31, 2010 & 2009

(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net sales	$17,606	$17,269	$108,600	$103,201
Cost of sales(1)	15,511	14,905	88,985	83,754

Gross profit	2,095	2,364	19,615	19,447
Selling, general and administrative expenses	4,029	3,758	18,330	18,552

Operating income	(1,934)	(1,394)	1,285	895
Other income (expense)
Interest	(135)	(136)	(579)	(624)
Other	(98)	112	(137)	(67)

	(233)	(24)	(716)	(691)

Earnings (loss) before taxes	(2,167)	(1,418)	569	204
Income tax credit (expense)	(454)	(341)	417	105

Net earnings (loss)	$(1,713)	$(1,077)	$152	$99

Basic earnings (loss) per share	$(0.38)	$(0.24)	$0.03	$0.02

Diluted earnings (loss) per share	$(0.38)	$(0.24)	$0.03	$0.02

(1)	Includes distribution costs, such as freight and warehouse costs.

Condensed Consolidated Balance Sheet

	At December 31,
	2010	2009
	(In thousands)
ASSETS
Cash	$4,840	$5,561
Accounts receivable	9,863	8,831
Inventories	25,912	22,985
Other current assets	2,773	3,350

Total Current Assets	43,388	40,727
Property, Plant & Equipment	1,707	2,192
Other Assets	2,687	2,553

Total Assets	$47,782	$45,472

LIABILITIES AND STOCKHOLDERS EQUITY
Accounts payable	$3,375	$2,942
Other current liabilities	3,256	3,261

Total Current Liabilities	6,631	6,203
Long term debt	10,113	9,637
Stockholders Equity	31,038	29,632

Total Liabilities and Stockholders’ Equity	$47,782	$45,472